Exhibit 16.1

May 3, 2010

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: The Fresh Market, Inc.

Registration Statement on Form S-1 (File No. 333-XXXXXX)

Dear Sir or Madam:

We have read the Changes in and Disagreements with Accountants on Accounting and Financial Disclosures sub-section to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section on pages 39 to 40 of the Registration Statement on Form S-1 of The Fresh Market, Inc., filed May 3, 2010, and agree with the statements concerning Grant Thornton LLP contained therein.

Very truly yours,

GRANT THORNTON LLP